Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-56571 and 333-268891) of U-Haul Holding Company (the Company) of our report dated June 1, 2023, except for the effects of the modified retrospective adoption of Accounting Standards Update No. 2018-12, Financial Services— Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts, discussed in Note 3,as to which the date is May 30, 2024, relating to the consolidated financial statements and schedules, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Phoenix, Arizona

May 30, 2024